As filed with the Securities and Exchange Commission on March 29, 2023.

Registration Statement No. 333-252127

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

Amendment No. 10 to

 Form F-1

 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CDT Environmental Technology Investment Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	4950	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

C1, 4th Floor, Building 1, Financial Base, No. 8 Kefa Road

 Nanshan District, Shenzhen, China 518057

86-0755-86667996

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Clayton E. Parker, Esq.
Matthew L. Ogurick, Esq.
Hillary O’Rourke, Esq.
K&L Gates LLP
Southeast Financial Center, Suite 3900
200 South Biscayne Boulevard
Miami, Florida 33131-2399
Telephone: 305-539-3300
Fax: 305-358-7095	Richard A. Friedman, Esq. Stephen A. Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: 212-653-8700 Fax: 212-653-8701

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 10 to the Registration Statement on Form F-1 (File No. 333-252127) of CDT Environmental Technology Investment Holdings Limited is being filed solely for the purpose of filing updated Exhibits 5.1, 5.2 and 23.1. Accordingly, this Amendment No. 10 consists of only the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.     Indemnification of Directors and Officers.

Our post-offering memorandum and articles of association, which will become effective immediately upon completion of this offering, empower us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.    Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

In connection with our incorporation, in November 2016, we issued an aggregate of 1,000 (pre-split) ordinary shares to certain investors for aggregate consideration of $1.29 (HK$ 10).

In June 2018, we issued an aggregate of 809,000 (pre-split) ordinary shares to certain investors for aggregate consideration of HK $8,090 ($1,042.80).

In March 2019, we issued an aggregate of 90,000 (pre-split) ordinary shares to certain investors for aggregate consideration of approximately $7.5 million.

In October 2019, our shareholders resolved to create an additional 50,000,000 of authorized ordinary shares with a par value of $0.001, or the Increase in Share Capital. Following the Increase in Share Capital, we issued 23,000,000 ordinary shares with a par value of $0.001, or the USD Shares Issued, to our existing shareholders as fully paid shares at par value. Following the USD Shares Issued, we repurchased and cancelled 900,000 of the then outstanding ordinary shares with a par value of HK$0.01 then issued and outstanding from our existing shareholders and cancelled 38,000,000 of the authorized ordinary shares with a par value of HK$ 0.01.

We considered the above transactions to be a 25.56-for-1 share split of our ordinary shares and deemed the cancellation of 900,000 original ordinary shares with par value of HK$ 0.01 and the new issuance of 23,000,000 ordinary shares with par value of $0.001 to our existing shareholders to be part of our recapitalization prior to completion of this offering. We believe it is appropriate to reflect the above transactions on a retroactive basis similar to a stock split or dividend pursuant to FASB ASC 260. All share and per share amounts used herein and in the consolidated financial statements included elsewhere have been retroactively restated to reflect the share split, unless otherwise indicated.

In December 2020, our shareholders resolved to divide 50,000,000 of our authorized ordinary shares with a par value of $0.001, or the Decrease in Share Capital, into 20,000,000 of our authorized ordinary shares with a par value of $0.0025. Following the Decrease in Share Capital, our then existing 23,000,000 ordinary shares with a par value of $0.001 were divided into a total of 9,200,000 ordinary shares with a par value of $0.0025. We considered the above transactions to be a 1-for-2.5 reverse share split of our ordinary shares. We believe it is appropriate to reflect the above transactions on a retroactive basis similar to a stock split or dividend pursuant to FASB ASC 260. All share and per share amounts used herein and in the consolidated financial statements have been retroactively adjusted to reflect the share split, unless otherwise indicated.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

We have also agreed to issue ordinary shares for a total value of $10,000 to Harry D. Schulman, an independent director, after the consummation of this offering in accordance with the terms of his director agreement. We believe that the offer, sale and issuance of such securities are exempt from registration as described above.

Item 8.    Exhibits and Financial Statement Schedules

(a)

Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       If the registrant is relying on Rule 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

 (ii)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)   The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1†	Form of Underwriting Agreement
3.1†	Memorandum and Articles of Association, as currently in effect
3.2†	Form of Amended and Restated Memorandum and Articles of Association (to be effective in connection with the completion of this offering)
4.1†	Specimen certificate evidencing ordinary shares
4.2†	Form of Representative’s Warrant
5.1	Opinion of Campbells
5.2	Opinion of K&L Gates LLP
10.1†	Form of Indemnification Escrow Agreement
10.2†	Form of Indemnification Agreement between the registrant and its officers and directors
10.3†	Form of Director Agreement between the registrant and its directors
10.4†	Form of Independent Director Agreement between the registrant and certain of its independent directors
10.5†	Form of Independent Director Agreement between the registrant and its U.S. independent director
10.6†	Form of Employment Agreement between the registrant and its officers
10.7†	Unofficial English Translation of Workshop Lease Contract, dated as of August 1, 2022, by and between Fujian Wuyi Automobile Manufacturing Co., Ltd. and Shenzhen CDT Environmental Technology Co., Ltd.
10.8†	Unofficial English Translation of Shenzhen House Lease Contract, dated as of October 1, 2022, by and between Shenzhen CDT Environmental Technology Co., Ltd. and Shenzhen Science & Industrial Park Group Co., Ltd.
10.9†	Employment Agreement, dated as of September 1, 2019, by and between Yunwu Li and the registrant
10.10†	Employment Agreement, dated as of September 1, 2019, by and between Zijiang Liu and the registrant
10.11†	Employment Agreement, dated as of September 1, 2019, by and between Jianfei Yu and the registrant
10.12†	Employment Agreement, dated as of September 1, 2019, by and between Yuntao Guan and the registrant
10.13†	Employment Agreement, dated as of November 20, 2019, by and between Tiefeng Wang and the registrant
10.14†	Unofficial English Translation of Zhongshan City Comprehensive Treatment Project Contract for Non-up-to-standard Water Body, dated as of April 5, 2021, by and between Shenzhen Beier Environmental Protection Technology Co., Ltd and Shenzhen CDT Environmental Technology Co., Ltd.
10.15†	Drainage Pipe Network Reconstruction Project (EPC) Project in Guankouhouxi Area Trenchless Pipeline Repair and Sporadic Works, dated as of September 30, 2021, by and between CCCC Shanghai Dredging Co., Ltd. and Shenzhen CDT Environmental Technology Co., Ltd.
10.16†	Neitianxi Wuxing Community Sewage Treatment Station and Storage Tank Project (Storage Tank) Equipment Procurement, Installation and Auxiliary Material Procurement, Technical Service and Construction Contract, dated as of October 15, 2021, by and between Zhongjian Xinhongding Environment Group Co., Ltd. and Shenzhen CDT Environmental Technology Co., Ltd.
16.1†	Letter of Friedman LLP, dated February 24, 2023
21.1†	List of Subsidiaries
23.1	Consent of Wei, Wei & Co., LLP, an independent registered public accounting firm
23.2	Consent of Campbells (included in Exhibit 5.1)
23.3	Consent of K&L Gates LLP (included in Exhibit 5.2)
24.1†	Power of Attorney (included on signature page of Form F-1 filed on January 15, 2021)
99.1†	Code of Business Conduct and Ethics
99.2†	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107†	Filing Fee Table

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on March 29, 2023.

CDT Environmental Technology Investment Holdings Limited

By:	/s/ Yunwu Li
	Name:	Yunwu Li
	Title:	Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yunwu Li	Chief Executive Officer and Chairman of the Board of Directors	March 29, 2023
Yunwu Li	(Principal Executive Officer)

/s/ Tiefeng Wang	Chief Financial Officer	March 29, 2023
Tiefeng Wang	(Principal Financial and Accounting Officer)

*	Director	March 29, 2023
Lijun Cui

*	Director	March 29, 2023
Yaohui Wang

*	Director	March 29, 2023
Dongming Zhang

*	Director	March 29, 2023
Harry D. Schulman

*By:	/s/ Yunwu Li
Yunwu Li
Attorney-in-Fact

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CDT Environmental Technology Investment Holdings Limited has signed this registration statement or amendment thereto in Newark, Delaware on March 29, 2023.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director